Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-238792, 333-226698, 333-219864, 333-174507 and 333-169100) on Form S-8 of Ameresco, Inc. of our report dated February 28, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ameresco, Inc., appearing in this Annual Report on Form 10-K of Ameresco, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, Massachusetts
February 28, 2023